SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9 )*

                               SPEC'S MUSIC, INC.

                                  COMMON STOCK

                                    847521101

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on the following page(s))

                                Page 1 of 3 pages

        CUSIP NO. 847521101           13G               PAGE 2 OF 3 PAGES

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1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Rosalind S. Zacks
                ###-##-####
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (A) [  ]
                                                                    (B) [  ]
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3     SEC USE ONLY
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4     CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
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NUMBER OF       5         SOLE VOTING POWER

SHARES                          1,207,819
               ----------------------------------------------------------------
BENEFICALLY     6         SHARED VOTING POWER

OWNED BY                           95,179
               ----------------------------------------------------------------
EACH            7         SOLE DISPOSITIVE POWER

REPORTING                       1,207,819
               ----------------------------------------------------------------
PERSON WITH     8         SHARED DISPOSITIVE POWER

                                   95,179
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             1,302,998
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                 24.4%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

                IN
-------------------------------------------------------------------------------

       CUSIP NO. 847521101           13G               PAGE 3 OF 3 PAGES


Item 1(a):        Name of Issuer:   SPEC'S MUSIC, INC.

Item 1(b):        Address of Issuer's Principal Executive Offices:
                  1666 N.W. 82nd Avenue
                  Miami, Florida  33126

Item 2(a):        Name of Person Filing:  Rosalind S. Zacks

Item 2(b):        Address of Principal Business Office:
                  1666 N.W. 82nd Avenue
                  Miami, Florida  33126

Item 2(c):        Citizenship;  See Item 4 of Cover Page

Item 2(d):        Title of Class of Securities:  Common Stock

Item 2(e):        CUSIP Number:  847521101

Item 3:           Type of Reporting Person:  See Item 12 of Cover Page

Item 4:           Ownership:  See Items 5-11 of Cover Page

Item 5:           Ownership of Five Percent or Less of a Class:   Not Applicable

Item 6:           Ownership of More than Five Percent on Behalf of Another
                  Person:                    Not Applicable

Item 7: Identification and Classification of the Subsidiary which acquired the Security Being Reported on by the Parent Holding
                  Company.                   Not Applicable

Item 8:           Identification and Classification of Members of the Group:
                  Not Applicable

Item 9:           Notice of Dissolution of Group:  Not Applicable

Item 10:          Certification:   Not Applicable

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      /s/ ROSALIND S. ZACKS
                                      ---------------------------------------
                                      Name:  Rosalind S. Zacks, Vice President


                                      Date:   February 10, 1997